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    SHAREHOLDERS APPROVE THE MERGER OF DONLAR BIOSYNTREX CORPORATION AND ITS
                           PARENT, DONLAR CORPORATION


BEDFORD PARK, IL -- (FEBRUARY 28, 2003) -- The shareholders of DONLAR BIOSYNTREX CORPORATION (DBSY: OTC:BB), a Nevada corporation, and DONLAR CORPORATION (the "Company"), an Illinois corporation, approved the merger of Donlar Biosyntrex with and into the Company at a shareholders meeting held at the corporate offices in Bedford Park, IL on February 27, 2003, with the Company being the surviving corporation. The merger is effective February 27, 2003. The shares of common stock of the Company will trade on the over-the-counter bulletin board under the symbol DBSY. The Company expects to change its NASD listing symbol shortly. The adoption of the Company's 2003 Equity Incentive Plan was also approved.

In connection with the merger, the Company is implementing a restructuring plan that is expected to result in the elimination of approximately $25.2 million of the Company's liabilities and replacing these liabilities with equity securities, principally convertible preferred stock. The merger consolidates the combined companies' patent portfolios and is expected to streamline business operations by eliminating various legal, accounting, corporate governance and inter-company service contract costs. The board of directors of the Company consists of the members of the Company's board immediately prior to the merger.

A letter of transmittal will be sent to all shareholders of record of the merged companies with instructions on how to exchange their shares for shares in the merged company. Additional information concerning these transactions, including the Information Statement/Prospectus for the transactions, can be found on the Company's website at www.donlar.com.

Larry P. Koskan, President and CEO stated, "The merging of the companies creates a stronger, more unified Illinois public company. By combining the management activities of the two separate companies, we can now effectively direct our energies in developing our core businesses. The restructuring plan is expected to result in a $25 million reduction in the Company's total outstanding debt, replacing it with equity securities. The reduction of this debt will strengthen the balance sheet while significantly reducing the Company's ongoing interest expense."

ABOUT DONLAR
Donlar Corporation is at the forefront of providing a new class of protein biopolymers that help customers by providing solutions while satisfying environmental concerns for the creation of non-toxic products for a wide range of industrial, agricultural and consumer markets. The Company's non-hazardous, non-toxic, hypoallergenic, environmentally friendly and biodegradable thermal polyaspartate (TPA) biopolymers are protected by 187 Company-owned patents. The Company's applications for its products include the markets of oil field operations, fertilizers, detergents and water treatment. Donlar's beta-protein biopolymers are manufactured in its 50,000 square foot facility located in Peru, Illinois. (www.donlar.com)
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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties. The contents of this release should be considered in conjunction with the risk factors in Donlar Biosyntrex's most recent filings with the Securities and Exchange Commission on Forms 10-QSB and 10-KSB and current reports on Form 8-K.